Mid-Con Energy Partners, LP Announces Fourth Quarter and Full Year 2014 Operating and Financial Results and 2014 Year End Proved Reserves

DALLAS, March 2, 2015 - Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces financial and operating results for the fourth quarter and full year ended December 31, 2014. Results contained herein are preliminary and are therefore subject to change prior to filing audited results on Form 10-K on or around March 3, 2015.

FOURTH QUARTER 2014 HIGHLIGHTS

•	Production for the fourth quarter of 2014 averaged 4,011 Boe/d, an increase of 29.5% sequentially and 57.7% year-over-year. Production for the month ended December 31, 2014, averaged 4,557 Boe/d.

•	Prices, inclusive of hedge realizations, averaged $79.24/Boe, down 11.1% from the previous quarter and down 14.4% from the fourth quarter of 2013.

•	Lease Operating Expenses ("LOE") averaged $21.56/Boe, a decrease of 10.3% sequentially and an increase of 11.9% year-over-year.

•	Adjusted EBITDA, a non-GAAP measure, was $17.8 million, 16.7% above the third quarter of 2014 and 23.6% above the fourth quarter of 2013.

•	Distributable Cash Flow, a non-GAAP measure, was $13.5 million, up 17.0% sequentially and above 9.8% year-over-year.

•	Distribution Coverage, a non-GAAP measure, was 3.59x and 4.15x pro forma of acquisitions closed during the quarter.

FOURTH QUARTER 2014 SIGNIFICANT EVENTS

•
Issued 5.8 million limited partner units ("common units") at a price to the public of $17.27 per unit in an underwritten offering on November 11, 2014. Net proceeds of approximately $96.0 million were used to fund a portion of the Eastern Shelf acquisition.

•
Closed the Eastern Shelf acquisition in the Permian on November 17, 2014, acquiring net proved reserves (68% proved developed & 89% oil) estimated at 6.1 million barrels of oil equivalent ("MMboe") and average 2Q14 net production of 1,197 Boe/d for an aggregate purchase price of approximately $117.6 million.

•	Received a borrowing base increase of $50 million on November 17, 2014, lifting the Partnership's established commitments from lenders to $240 million.

•
Declared a cash distribution for the quarter ended December 31, 2014, of $0.125 per unit, or $0.50 per unit annualized. The distribution was paid February 13, 2015, to unitholders of record at the close of business on February 6, 2015.

•
Recorded a $29.9 million non-cash charge attributable to the impairment of proved oil and gas properties, primarily in Hugoton and Southern Oklahoma core areas due to reduced recoverable reserve estimates from current forward oil pricing.

"2014 was a period of significant growth for MCEP, our third full year as a publicly traded partnership," commented Jeff Olmstead, Chief Executive Officer.  "In addition to drilling 54 gross wells, we completed two drop-downs and three third party transactions for a total of five acquisitions, leading to reserve growth of over 65% and average daily production growth of over 55% for the quarter ended December 31, 2014, compared to the fourth quarter of 2013.  We believe the opportunities available in Mid-Con Energy’s long-lived, low-decline, oil-weighted waterflood assets are well suited to both ride out this current period of low oil prices and to shine in a period of higher prices.  We have made several decisions over the past few months that we believe will protect the long term value of the Partnership and position MCEP for a return to distribution growth once oil prices rebound to higher levels."

The following table reflects selected operating and financial results for the full year and fourth quarter ended December 31, 2014, and previous year comparison. The Partnership’s unaudited consolidated financial statements can be found in supplemental tables of this press release.

FOURTH QUARTER 2014 RESULTS

Production - Production for the fourth quarter of 2014 was 369 Mboe, or 4,011 Boe/d. On a daily basis, this represents a 29.5% increase from the third quarter of 2014 and a 57.7% increase year-over-year. The increase in sequential volumes was primarily due to the acquisition of mature oil properties in the Eastern Shelf of the Permian. The increase in year-over-year volumes was primarily due to production growth in Northeastern Oklahoma and acquisitions completed in 2014.

Price Realizations - Oil and natural gas sales were $24.6 million in the fourth quarter of 2014 or $66.65/Boe of production. This represents a 27.4% decrease from the third quarter of 2014 and a 27.3% decrease year-over-year. Hedge settlements were $4.6 million in the fourth quarter of 2014 or $12.59/Boe. Hedge settlements for the third quarter of 2014 and the fourth quarter of 2013 were $(2.67)/Boe and $0.85/Boe, respectively. Realized revenues including hedge settlements per Boe of production were $79.24/Boe for the fourth quarter of 2014, down 11.1% sequentially and down 14.4% year-over-year.

Operating Revenues - Operating revenues, which include the effect of settled commodity derivatives but exclude the net impact of unsettled commodity derivatives, were $29.2 million or $79.24 per Boe in the fourth quarter of 2014. This was down 11.1% from the previous quarter and down 14.4% from the fourth quarter of 2013. The negative sequential variance was attributable to 29.5% higher total production offset by 27.4% lower prices. On a year-over-year basis, the negative variance was the result of 57.7% higher total production partially offset by 27.3% lower prices.

Lease Operating Expenses (“LOE”) - LOE were $8.0 million, or $21.56/Boe, in the fourth quarter of 2014, a 10.3% decrease from the third quarter of 2014 and a 11.9% increase from the fourth quarter of 2013, on a per Boe basis. The decrease in average cost per Boe on a sequential basis reflects higher production in the fourth quarter of 2014. The increase in total lease operating expenses over the prior year’s quarter was primarily attributable to the acquisitions of additional oil properties in 2014 and the additional number of producing and injection wells resulting from drilling and recompletion activities. The increase in average costs per Boe on a year-over-year basis reflects higher costs of operations due to the maturation, and therefore increased water cuts, of oil properties in our portfolio.

Production Taxes - Production taxes in the fourth quarter of 2014 were $1.6 million, or $4.42/Boe, reflecting an effective tax rate of 6.6%. The effective tax rates for the third quarter of 2014 and the fourth quarter of 2013 were 7.0% and 5.3%, respectively. Sequentially, production taxes decreased due to the acquisition of properties in Texas, subject to lower state production tax rates than our properties in Oklahoma. Year-over-year, production taxes increased due to the expiration of a reduced production tax rate on a majority of our production that qualified for the Oklahoma Enhanced Recovery Project Gross Production Tax Exemption.

Impairment Expense - We review our long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If the carrying amount exceeds the property’s estimated fair value, we adjust the carrying amount of the property to fair value through a charge to impairment expense. For the quarter ended December 31, 2014, we recorded approximately a $29.9 million non-cash impairment charge primarily for the Hugoton core area and also in the Southern Oklahoma core area due to reduced recoverable reserve estimates based on current forward oil pricing. For the quarter ended September 30, 2014, we recorded approximately a $0.3 million non-cash impairment charge for properties in our Southern Oklahoma core area. There was no impairment charge for the quarter ended December 31, 2013.

Depreciation, Depletion, and Amortization Expenses (“DD&A”) - DD&A for the fourth quarter of 2014 were $8.0 million, or $21.62/Boe. On a per Boe basis, fourth quarter of 2014 results reflect a 10.7% increase over the previous quarter and a 46.1% increase over the fourth quarter of 2013. The increase in DD&A per Boe, both sequentially and year-over-year, was primarily due to the recent acquisition of properties in the Eastern Shelf of the Permian and the overall increased book value of the underlying assets in our portfolio.

General and Administrative Expenses (“G&A”) - G&A during the fourth quarter of 2014 were $2.4 million, or $6.38/Boe and included $0.5 million in non-cash equity-based compensation expense related to the Partnership’s long-term incentive program. G&A, not including the non-cash equity-based compensation related to the Partnership's long-term incentive program, represented a 1.9% decrease from the third quarter of 2014 and 27.2% decrease year-over-year, both on a Boe basis. On an overall basis, the decrease in both sequential and year-over-year per Boe costs are due to greater economies of scale created by increasing our asset base at a faster rate than we have increased our staff. Additionally, lower cost of equity compensation has decreased non-cash G&A.

Net Interest Expense - Net interest expense for the fourth quarter of 2014 was $1.6 million, or $4.44/Boe, a 3.5% increase from the third quarter of 2014 and a 8.3% increase from the fourth quarter of 2013. Total net interest expense increased both sequentially and year-over-year due to higher borrowings outstanding from our revolving credit facility resulting from acquisitions in 2014. The average effective interest rate was approximately 2.91% in the fourth quarter of 2014 compared to 2.83% in the third quarter of 2014 and 2.79% in the fourth quarter of 2013.
Net Income - For the fourth quarter of 2014, Mid-Con Energy reported net income of $0.1 million. Net income, excluding unsettled derivatives and impairment expenses, was $7.6 million, or $20.62/Boe for the fourth quarter of 2014. Net income represents $0.00 per limited partner unit (diluted), based on an average of 26.4 million fully diluted ("FD") limited partner units outstanding during the fourth quarter of 2014. Net income for the third quarter of 2014 was $17.0 million, or $0.74 per limited partner unit (diluted), based on an average of 22.5 million FD limited partner units outstanding during the period. For the fourth quarter of 2013, net income was $9.3 million, or $0.47 per limited partner unit (diluted), based on an average of 19.3 million FD limited partner units outstanding during the period. The change, both sequentially and year-over-year, was primarily attributable to lower realized prices due to the recent downturn in the crude oil market.

Adjusted EBITDA - Adjusted EBITDA, a non-GAAP measure, for the fourth quarter of 2014 was $17.8 million, 16.7% above the previous quarter and 23.6% above the fourth quarter of 2013. Adjusted EBITDA for the fourth quarter of 2014 was $48.22/Boe. Higher production from the acquisition of properties in the Permian and lower expenses favorably impacted Adjusted EBITDA for the fourth quarter of 2014.

Distributable Cash Flow (“DCF”) - DCF, a non-GAAP measure, for the fourth quarter of 2014 was $13.5 million after subtracting $1.4 million in cash interest expense and $2.9 million in estimated maintenance capital expenditures from Adjusted EBITDA. Relative to the third quarter of 2014 and the fourth quarter of 2013, DCF was up 17.0% and above 9.8%, respectively.

DCF Coverage - DCF coverage, a non-GAAP measure, for the fourth quarter of 2014 was 3.59x and 4.15x pro forma of acquisitions closed during the quarter, based on 29.7 million limited partner units and 360,000 general partner units outstanding as of February 6, 2015. DCF coverage for the third quarter of 2014 was 0.94x while DCF coverage for the fourth quarter of 2013 was 1.20x.

FOURTH QUARTER 2014 CASH DISTRIBUTION
On January 23, 2015, the Board of Directors of Mid-Con Energy's general partner approved a quarterly cash distribution of $0.125 per unit, or $0.50 per unit on an annualized basis, for the quarter ended December 31, 2014. The distribution attributable to the fourth quarter of 2014 was paid February 13, 2015, to all unitholders of record at the close of business on February 6, 2015.

FULL YEAR 2014 HIGHLIGHTS

•	Production averaged 3,118 Boe/d, an increase of 22.7% over 2013.

•	Prices, inclusive of hedge realizations, averaged $85.94/Boe, down 7.3% year-over-year.

•	LOE averaged $22.93/Boe, an increase of 30.0% from 2013.

•	Adjusted EBITDA, a non-GAAP measure, was $58.5 million, 2.5% below the previous year.

•	Distributable Cash Flow, a non-GAAP measure, was $45.2 million, 8.1% down year-over-year.

•	Distribution Coverage, a non-GAAP measure, was 1.19x.

2014 SIGNIFICANT EVENTS

ACQUISITIONS

•
Closed the Hugoton acquisition on February 28, 2014, acquiring net proved reserves (79% PDP & 100% oil) estimated at 1.6 MMboe and average net production of 349 Boe/d for an aggregate purchase price of approximately $41.0 million.

•
Acquired additional working interests in various Southern Oklahoma mature waterflood units on May 1, 2014, acquiring net proved reserves (57% PDP & 99% oil) estimated at 0.3 MMboe and net production of 90 Boe/d for an aggregate purchase price of approximately $7.3 million.

•
Closed the Oilton acquisition in Northeastern Oklahoma on August 5, 2014, acquiring net proved reserves (88% PDP & 90% oil) estimated at 2.6 MMboe and average 2Q14 net production of 410 Boe/d for an aggregate purchase price of approximately $56.5 million.

•
Closed the Liberty South acquisition in the Gulf Coast on August 29, 2014, acquiring net proved reserves (100% PDP & 99% oil) estimated at approximately 0.7 MMboe and average net production for the first two months of 2Q14 of 154 Boe/d for an aggregate purchase price of approximately $18.9 million.

•
Closed the Eastern Shelf acquisition in the Permian on November 17, 2014, acquiring net proved reserves (68% proved developed & 89% oil) estimated at 6.1 MMboe and average 2Q14 net production of 1,197 Boe/d for an aggregate purchase price of approximately $117.6 million.

FINANCIALS

•
Issued 1.5 million common units for approximately $34.0 million in proceeds in a private placement with our affiliate Mid-Con Energy III, LLC on February 28, 2014, funding a significant portion of the Hugoton drop-down.

•	Received a borrowing base increase of $20 million on April 14, 2014, lifting the Partnership's established commitments from lenders to $170 million.

•
Issued approximately 2.2 million common units for approximately $52.0 million in proceeds in a private placement with our affiliate Mid-Con Energy III, LLC on July 24, 2014, funding a significant portion of the Oilton drop-down.

•	Received a borrowing base increase of $20 million on August 29, 2014, lifting the Partnership's established commitments from lenders to $190 million.

•
Issued 5.8 million common units at a price to the public of $17.27 per unit in an underwritten offering on November 11, 2014. Net proceeds of approximately $96.0 million were used to fund a portion of the Eastern Shelf acquisition.

•
Received a borrowing base increase of $50 million on November 17, 2014, lifting the Partnership's established commitments from lenders to $240 million. MUFG Union Bank, N.A. and Frost Bank joined Mid-Con Energy's lending group

YEAR END 2014 ESTIMATED NET PROVED RESERVES

Mid-Con Energy’s year end 2014 estimated net proved reserves were 23.2 MMboe, representing an approximate 67% increase compared to year end 2013 estimated net proved reserves of 13.9 MMboe. Reserves at year end 2014 were categorized as approximately 95% oil and 77% proved developed, both on a Boe basis.

At December 31, 2014, the standardized measure of the Partnership’s estimated net proved reserves was $664.3 million. The standardized measure represents the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC, without giving effect to non-property related expenses, such as general and administrative expenses, debt service and future federal income tax expense, or to depreciation, depletion and amortization, and then discounted using an annual rate of 10 percent. Given Mid-Con Energy’s status as a limited partnership, the calculation of standardized measure does not include any provision for federal income tax expense.

The following table shows estimated proved reserves as of December 31, 2014, as prepared by the Partnership’s internal reserve engineers and audited by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.

2015 GUIDANCE

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

These estimates and assumptions, previously announced on January 23, 2015, reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

HEDGING SUMMARY

On January 22 and 23, 2015, a portion of the Partnership's hedges were restructured, with the resulting portfolio securing approximately 74% of oil production at the midpoint of 2015 guidance at an average price of approximately $76 per barrel and extending coveragethrough the third quarter of 2016. Based on internal reserve analysis, as well as informal discussions with participants of the Partnership's reserve based lending facility, the updated hedge portfolio provides greater security for Mid-Con Energy's outstanding debt and increased visibility on compliance with the Partnership's credit facility covenants.

On February 12, 2015, the Partnership's credit agreement was amended, modifying the calculation of Consolidated EBITDAX within the agreement's leverage covenant to reflect net cash flows attributable to restructured hedges during the first quarter of 2015 through the third quarter of 2016.

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows and to reduce exposure to commodity market volatility. The objective of the Partnership's hedging program is to secure distributable cash flows and to be better positioned to increase quarterly distributions over time while also retaining some ability to participate in upward movements in commodity prices.
As of March 2, 2015, the following table reflects volumes of Mid-Con Energy's production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

LIQUIDITY AND BORROWING BASE SUMMARY

As of December 31, 2014, the Partnership’s total liquidity of $38.2 million included $3.2 million in cash and cash equivalents and $35.0 million of available borrowings under the revolving credit facility, which has a current borrowing base of $240.0 million.

FOURTH QUARTER 2014 CONFERENCE CALL

As announced on January 23, 2015, Mid-Con Energy’s management will host a conference call on Tuesday, March 3, 2015, at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 62923981) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through March 10, 2015, by dialing 1-855-859-2056 (Conference ID: 62923981). Additionally, a webcast archive will be available at www.midconenergypartners.com.

UPCOMING CONFERENCES

Mid-Con Energy's management team is scheduled to participate in the following conferences:

•	Capital Link’s Master Limited Partnership Forum - March 6, 2015 in New York, NY.

•	IPAA Oil & Gas Investment Symposium - April 20-22, 2015 in New York, NY.

Corresponding presentation slides will be made available no later than the morning of each event by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

ANNUAL REPORT ON FORM 10-K AND UNITHOLDERS' SCHEDULE K-1

Certain financial results included in this press release and related footnotes are preliminary and are therefore subject to change prior to filing Mid-Con Energy's audited December 31, 2014 Annual Report on Form 10-K, which will be filed on or about March 3, 2015.

Additionally, our unitholders’ Schedule K-1 for the tax year 2014 will be available for download on the Mid-Con Energy website during the week of March 9, 2015. Any questions related to Schedule K-1 should be directed to Mid-Con Energy Tax Package Support at 1-855-886-9760.

ABOUT MID-CON ENERGY PARTNERS LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery ("EOR"). Mid-Con Energy's core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, the Hugoton, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," "estimate," "intend," "expect," "plan," "project," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission ("SEC") available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward Looking Statements" of our public filings.

**Mid-Con Energy Partners, LP and subsidiaries**
**Consolidated Balance Sheets**
*(in thousands, except number of units)*
*(unaudited)*

| | December 31, 2014 | December 31, 2013 |
|---|---|---|
| **ASSETS** | | |
| CURRENT ASSETS: | | |
| Cash and cash equivalents | $ 3,232 | $ 1,434 |
| Accounts receivable: | | |
| Oil and natural gas sales | 8,051 | 6,778 |
| Other | 4,070 | 104 |
| Derivative financial instruments | 26,202 | 153 |
| Prepaids and other | 652 | 191 |
| Total current assets | 42,207 | 8,660 |
| PROPERTY AND EQUIPMENT: | | |
| Oil and natural gas properties, successful efforts method: | | |
| Proved properties | 501,191 | 216,680 |
| Accumulated depletion, depreciation, amortization and impairment | (93,896) | (36,148) |
| Total property and equipment, net | 407,295 | 180,532 |
| DERIVATIVE FINANCIAL INSTRUMENTS | 842 | 48 |
| OTHER ASSETS | 4,284 | 843 |
| **Total assets** | **$ 454,628** | **$ 190,083** |
| **LIABILITIES AND EQUITY** | | |
| CURRENT LIABILITIES: | | |
| Accounts payable: | | |
| Trade | $ 3,630 | $ 2,184 |
| Related parties | 3,989 | 2,982 |
| Derivative financial instruments | — | 1,627 |
| Accrued liabilities | 397 | 432 |
| Total current liabilities | 8,016 | 7,225 |
| OTHER LONG-TERM LIABILITIES | 107 | 128 |
| LONG-TERM DEBT | 205,000 | 112,000 |
| ASSET RETIREMENT OBLIGATIONS | 7,363 | 3,942 |
| COMMITMENTS AND CONTINGENCIES | | |
| EQUITY, per accompanying statements: | | |
| Partnership equity: | | |
| General partner interest | 1,328 | 1,716 |
| Limited partners-29,166,112 and 19,319,362 units issued and outstanding as of December 31, 2014 and 2013, respectively | 232,814 | 65,072 |
| **Total equity** | **234,142** | **66,788** |
| **Total liabilities and equity** | **$ 454,628** | **$ 190,083** |

**Mid-Con Energy Partners, LP and subsidiaries**

**Consolidated Statements of Cash Flows**

*(in thousands)*

*(unaudited)*

| | Year Ended December 31, 2014 | Year Ended December 31, 2013 |
|---|---|---|
| Cash Flows from Operating Activities: | | |
| **Net income** | $ 22,492 | $ 28,189 |
| Adjustments to reconcile net income to net cash provided by operating activities: | | |
| Depreciation, depletion and amortization | 21,877 | 14,421 |
| Debt issuance costs amortization | 348 | 168 |
| Accretion of discount on asset retirement obligations | 250 | 173 |
| Impairment of proved oil and natural gas properties | 30,206 | 1,578 |
| (Gain) loss on unsettled derivative instruments, net | (28,470) | 5,963 |
| Non-cash equity-based compensation | 7,394 | 6,376 |
| Changes in operating assets and liabilities: | | |
| Accounts receivable | (1,273) | (365) |
| Other receivables | (3,966) | 499 |
| Prepaids and other | (461) | (526) |
| Accounts payable and accrued liabilities | 2,067 | 158 |
| **Net cash provided by operating activities** | 50,464 | 56,634 |
| Cash Flows from Investing Activities: | | |
| Additions to oil and natural gas properties | (33,969) | (22,366) |
| Acquisitions of oil and natural gas properties | (155,354) | (28,057) |
| **Net cash used in investing activities** | (189,323) | (50,423) |
| Cash Flows from Financing Activities: | | |
| Proceeds from line of credit | 168,000 | 105,000 |
| Payments on line of credit | (75,000) | (71,000) |
| Issuance of common units | 96,010 | — |
| Distributions paid | (44,564) | (39,830) |
| Debt issuance costs | (3,789) | — |
| **Net cash provided by (used in) financing activities** | 140,657 | (5,830) |
| **Net increase in cash and cash equivalents** | 1,798 | 381 |
| Beginning cash and cash equivalents | 1,434 | 1,053 |
| Ending cash and cash equivalents | $ 3,232 | $ 1,434 |
| Supplemental Cash Flow Information: | | |
| Cash paid for interest | $ 4,600 | $ 2,803 |
| Non-Cash Investing and Financing Activities: | | |
| Accrued capital expenditures - oil and natural gas properties | $ 1,277 | $ 926 |
| Common units issued - acquisition of oil properties | $ 86,001 | $ — |

NON-GAAP FINANCIAL MEASURES

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Loss (gain) on unsettled derivatives, net;

•	Non-cash equity-based compensation;

•	Impairment of proved oil and natural gas properties;

•	Dry hole costs and abandonments of unproved properties; and

•	Loss (gain) on sale of asset, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

INVESTOR RELATIONS CONTACT
Krista McKinney

(972) 479-5980
kmckinney@midcon-energy.com